Exhibit 99.1
Tumi Holdings Announces Financial Results for the Third Quarter of 2012

South Plainfield, NJ - October 29, 2012 - Tumi Holdings, Inc. (NYSE: TUMI), the leading global brand of premium travel, business and lifestyle products and accessories, today announced its financial results for the third quarter ended September 23, 2012.

For the third quarter of 2012:

•	Net sales increased 22.3% to $95.9 million from $78.4 million in the third quarter ended September 25, 2011.

•	For all Direct-to-Consumer channels, comparable store sales increased 10.9%, following an increase of 23.9% in the third quarter of 2011.

•
Direct-to-Consumer North America comparable store sales (including e-commerce sales) increased 10.7%, following an increase of 24.7% in the third quarter of 2011. Excluding e-commerce sales, Direct-to-Consumer North America comparable store sales increased 8.0%, following an increase of 21.4% in the third quarter of 2011.

•
Direct-to-Consumer International comparable store sales in local currency increased 21.8% excluding e-commerce sales, and 27.0% including e-commerce sales. In U.S. dollars, Direct-to-Consumer International comparable store sales increased 7.7% excluding e-commerce sales and 12.4% including e-commerce sales.

•	Gross profit increased by 22.7% to $55.2 million from $45.0 million in the third quarter of 2011. Gross margin was 57.6% compared to 57.4% in the third quarter of 2011.

•	Operating income increased by 42.2% to $17.3 million from $12.1 million in the third quarter of 2011. Operating income margin was 18.0% compared to 15.5% in the third quarter of 2011.

•
Net income was $10.5 million, or $0.15 per diluted share based on 67.9 million diluted weighted average common shares outstanding, as compared to $1.6 million, or $0.03 per diluted share, based on 52.5 million diluted weighted average common shares outstanding in the third quarter of 2011.

•	During the third quarter of 2012, Tumi opened 5 new stores.

•	At September 23, 2012, Tumi operated 111 company-owned stores.

Jerome Griffith, Chief Executive Officer, President and Director, commented, “We were extremely pleased with the continued momentum in our business during the third quarter. Our results reflect our ability to capitalize on our market position as an iconic global premium lifestyle brand to broaden our product offering beyond travel related merchandise and to expand into international markets where we are achieving exceptional growth despite difficult market conditions. Our recent successes have increased our conviction that significant long-term opportunities lie ahead.”

For the first nine months ended September 23, 2012:

•	Net sales for the first nine months of 2012 increased 21.8% to $271.7 million from $223.0 million in the same period of 2011.

•
Gross profit for the first nine months of 2012 increased 23.5% to $155.3 million, or 57.1% as a percentage of net sales, from $125.7 million, or 56.4% as a percentage of net sales in the same period of 2011.

•
Operating income increased 21.3% to $42.6 million from $35.1 million in the first nine months of 2012. Excluding the one-time special bonus of $5.5 million, operating income grew 37.0% to $48.1 million, or 17.7% of net sales, compared to $35.1 million, or 15.7% of net sales, in the first nine months of 2011.

•
Net income in the first nine months of 2012 was $19.8 million, or $0.32 per diluted share based on 61.6 million diluted weighted average common shares outstanding, as compared to $3.8 million, or $0.07 per diluted share, based on 52.5 million diluted weighted average common shares outstanding for the first nine months of 2011.

•
Net income before preferred dividend expense (non-cash), a non-GAAP financial measure, which excluded non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests of $7.9 million, was $27.7 million or $0.45 per diluted share for the first nine months of 2012. Excluding the aforementioned one-time special bonus expense of $3.1 million after tax, net income before preferred dividend expense (non-cash) was $30.8 million, or $0.50 per diluted share for the first nine months of 2012. In the first nine months of 2011, net income before preferred dividend expense (non-cash) was $21.0 million, or $0.40 per diluted share, which excluded $17.1 million of non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests.

Balance Sheet Highlights as of September 23, 2012:

Cash and cash equivalents were $16.4 million compared with $22.0 million as of September 25, 2011. Inventories were $79.3 million compared with $60.9 million as of September 25, 2011. The increase in inventory was primarily due to increased production to support new product introductions and store growth.

Outlook

For fiscal 2012, net sales are expected to be in the range of $395 million to $400 million. This estimate assumes a comparable store sales growth in the mid to high single digit range. Net income is expected to be in the range of $35.0 million to $37.0 million. Diluted earnings per share are expected to be in the range of $0.53 to $0.56 per diluted share. This estimate assumes diluted weighted average common shares outstanding of approximately 63.3 million. Net income before preferred dividend expense (non-cash), a non-GAAP measure, which excludes non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests, and assuming a normalized 39% tax rate, is expected to be in the range of $42.0 million to $44.0 million. On a diluted earnings per share basis, this represents a range of $0.66 to $0.69 per share. Excluding the aforementioned one-time special bonus expense of $3.1 million after tax, net income before preferred dividend expense (non-cash) is expected to be in the range of $45.0 million to $47.0 million. On a diluted earnings per share basis, this represents a range of $0.70 to $0.73 per share.
Capital expenditures for fiscal 2012 are expected to be in the range of $17.0 million to $20.0 million.

About Tumi

Tumi is the leading global brand of premium travel, business and lifestyle products and accessories. The brand is sold in approximately 200 stores from New York to Paris to London and Tokyo, as well as in the world's top department, specialty, and travel retail stores in over 70 countries.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect Tumi's current views with respect to, among other things, future events and performance. These statements may discuss net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairments, expenditures, growth, strategies, plans, achievements, dividends, capital structure, organizational structure, future store openings, market opportunities and general market and industry conditions. Tumi generally identifies forward-looking statements by words such as “anticipate,” “estimate,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “may,” “might,” “will,” “should,” “can have,” “likely” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include those set forth under “Risk Factors” in Tumi's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 25, 2012, filed with the SEC on May 23, 2012. Forward-looking statements speak only as of the date on which they are made. Tumi expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Investor Relations:
ICR, Inc.
Jean Fontana / Joseph Teklits
203-682-8200
jean.fontana@icrinc.com

Media Relations:
ICR, Inc.
Alecia Pulman
203-682-8224
alecia.pulman@icrinc.com

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011
	(unaudited)		(unaudited)
Net sales	$95,860	$78,394	$271,704	$222,987
Cost of sales	40,685	33,410	116,431	97,303
Gross margin	55,175	44,984	155,273	125,684
OPERATING EXPENSES
Selling	6,517	5,876	17,597	15,182
Marketing	3,191	3,480	9,505	9,203
Retail operations	20,781	17,127	57,117	47,587
General and administrative	7,436	6,371	28,494	18,615
Total operating expenses	37,925	32,854	112,713	90,587
Operating income	17,250	12,130	42,560	35,097
OTHER INCOME (EXPENSES)
Interest expense	(284)	(639)	(1,151)	(2,155)
Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	—	(5,714)	(7,892)	(17,143)
Earnings from joint venture investment	161	399	832	681
Foreign exchange gains (losses)	432	(105)	(263)	106
Other non-operating income	34	34	261	133
Total other income (expenses)	343	(6,025)	(8,213)	(18,378)
Income before income taxes	17,593	6,105	34,347	16,719
Provision for income taxes	7,129	4,514	14,501	12,911
Net income	$10,464	$1,591	$19,846	$3,808
Weighted average common shares outstanding:
Basic	67,866,667	52,536,224	61,613,373	52,536,224
Diluted	67,866,667	52,536,224	61,613,403	52,536,224
Basic earnings per common share	$0.15	$0.03	$0.32	$0.07
Diluted earnings per common share	$0.15	$0.03	$0.32	$0.07

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 23, 2012	December 31, 2011
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$16,396	$32,735
Accounts receivable, less allowance for doubtful accounts of approximately $475 and $462 at September 23, 2012 and December 31, 2011, respectively	23,820	22,833
Other receivables	1,838	1,724
Inventories	79,335	60,456
Prepaid expenses and other current assets	3,825	3,056
Prepaid income taxes	4,888	—
Deferred offering costs	—	1,996
Deferred tax assets, current	2,218	2,218
Total current assets	132,320	125,018
Property, plant and equipment, net	42,641	36,500
Deferred tax assets, noncurrent	2,046	2,046
Joint venture investment	2,842	2,122
Goodwill	142,773	142,773
Intangible assets, net	131,014	131,219
Deferred financing costs, net of accumulated amortization of $2,717 and $2,539 at September 23, 2012 and December 31, 2011, respectively	742	920
Other assets	4,892	5,743
Total assets	$459,270	$446,341

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (continued)
(In thousands, except share and per share data)

	September 23, 2012	December 31, 2011
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$32,330	$27,308
Accrued expenses	25,946	26,683
Current portion of long-term debt	—	12,000
Income taxes payable	—	4,324
Total current liabilities	58,276	70,315
Revolving credit facility	52,000	—
Long-term debt	—	52,000
Other long-term liabilities	7,101	6,257
Mandatorily redeemable preferred stock and preferred equity interests	—	251,429
Deferred tax liabilities	47,623	47,623
Total liabilities	165,000	427,624
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock—$0.01 par value; 350,000,000 shares authorized, 68,144,473 issued and 67,866,667 shares outstanding as of September 23, 2012; 52,536,252 authorized and issued and 52,536,224 shares outstanding as of December 31, 2011	681	525
Preferred stock—$0.01 par value; 75,000,000 shares authorized and no shares issued or outstanding as of September 23, 2012; no shares authorized, issued or outstanding as of December 31, 2011	—	—
Additional paid-in capital	308,520	48,968
Treasury stock, at cost	(4,874)	(174)
Accumulated deficit	(9,771)	(29,617)
Accumulated other comprehensive loss	(286)	(985)
Total stockholders’ equity	294,270	18,717
Total liabilities and stockholders’ equity	$459,270	$446,341

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Segment Results
(In thousands)

	Direct-to- Consumer North America	Direct-to- Consumer International	Indirect-to- Consumer North America	Indirect-to- Consumer International	Non-Allocated Corporate Expenses	Consolidated Totals
	(In thousands)
Three Months Ended September 23, 2012
Net sales	$40,486	$4,829	$24,963	$25,582	$—	$95,860
Operating income (loss)	$11,771	$249	$9,588	$7,529	$(11,887)	$17,250
Depreciation and amortization	$1,504	$243	$223	$578	$393	$2,941
Three Months Ended September 25, 2011
Net sales	$33,234	$4,230	$16,166	$24,764	$—	$78,394
Operating income (loss)	$9,165	$501	$5,695	$7,462	$(10,693)	$12,130
Depreciation and amortization	$1,319	$305	$143	$566	$283	$2,616

	Direct-to- Consumer North America	Direct-to- Consumer International	Indirect-to- Consumer North America	Indirect-to- Consumer International	Non-Allocated Corporate Expenses	Consolidated Totals
	(In thousands)
Nine Months Ended September 23, 2012
Net sales	$116,788	$11,954	$65,658	$77,304	$—	$271,704
Operating income (loss)	$34,582	$(148)	$24,706	$23,853	$(40,433)	$42,560
Depreciation and amortization	$4,288	$662	$604	$1,654	$1,029	$8,237
Nine Months Ended September 25, 2011
Net sales	$93,317	$11,475	$52,065	$66,130	$—	$222,987
Operating income (loss)	$25,755	$897	$18,057	$19,754	$(29,366)	$35,097
Depreciation and amortization	$3,963	$911	$375	$1,469	$882	$7,600

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Net Income Before Preferred Dividend Expense (Non-Cash)
(In millions)

	Three Months Ended		Nine Months Ended
	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011
	(In thousands)
Net income	10.5	1.6	19.8	3.8
Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	—	5.7	7.9	17.1
Net income before preferred dividend expense (non-cash)	10.5	7.3	27.7	20.9

Non-GAAP Financial Measure

Net income before preferred dividend expense (non-cash) is a non-GAAP financial measure and is defined as net income plus dividend expense on mandatorily redeemable preferred stock and preferred equity interests. Net income before preferred dividend expense (non-cash) is an important supplemental measure for Tumi's internal reporting, including for its board of directors and management, and is a key measure used to evaluate profitability and operating performance. Net income before preferred dividend expense (non-cash) provides investors and other users of Tumi's financial information, when viewed in conjunction with its condensed consolidated financial statements, consistency and comparability with Tumi's past financial performance, facilitates period-to-period comparisons of operating performance and facilitates comparisons with other companies. Tumi uses this metric in conjunction with GAAP operating performance measures as part of its overall assessment of its performance. Undue reliance should not be placed on this measure as Tumi's only measure of operating performance. Net income before preferred dividend expense (non-cash) should not be viewed as a substitute for net income.

Comparable Store Sales Growth

Comparable store sales are calculated based on Tumi's company-owned stores that have been open for at least a full calendar year as of the end of Tumi's annual reporting period. For example, a store opened in October 2011 will not impact the comparable store comparison until January 1, 2013.